Exhibit 10.01

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), dated as of August 17, 2007, is by and among Expedition Leasing, Inc., a Florida corporation (“Expedition Leasing”); Expedition Holdings, Inc., a Florida corporation (the “Company”); and Total M.I.S., Inc., a Florida corporation (“MIS”).

BACKGROUND INTENT

The Company issued MIS two secured promissory notes dated June 25, 2004 and October 28, 2005, respectively (collectively, the “Notes”). As of the date of this Agreement, the aggregate outstanding balance of the Notes (inclusive of principal and interest) totals $100,000. The Notes were due on July 1, 2007. On July 10, 2007, the Company received notice from MIS that it was in default under the Notes. The notice provided the Company thirty (30) days to cure the defaults. The Company failed to cure the defaults. The Notes are secured by liens on all of the assets of the Company. As of the date of this Agreement, the assets of the Company consist of future lease payments due from third parties totaling $11,680, cash of $8,930, fixed assets valued at approximately $26,000 (net of accumulated depreciation) and an outstanding inter-company receivable due from the Company’s parent company, Expedition Leasing, in the amount of $60,000 (the “Trade Debt”). In lieu of MIS foreclosing on the Company’s assets, Expedition Leasing has agreed to transfer 100% of the outstanding shares of the common stock of the Company to MIS in satisfaction of the Notes in exchange for MIS’s agreement to cause the Company to forbear from any collection of the Trade Debt for a period of ninety (90) days from the date hereof.

OPERATIVE PROVISIONS

Accordingly, in consideration of the foregoing and the respective covenants and promises set forth in this Agreement, and for other good and valuable consideration, the parties hereby agree as follows:

1.	Consideration. Upon execution of this Agreement, Expedition Leasing shall transfer 100% of the outstanding shares of the common stock of the Company to MIS in satisfaction of the Notes. In exchange for said transfer, MIS hereby agrees to cause the Company to forbear from the collection of the Trade Debt for a minimum of ninety (90) days from the date hereof.

2.	Modification or Waiver. This Agreement may not be changed, modified or rescinded orally. Any change, modification or rescission must be in writing, signed by the party against whom enforcement of any change, modification or rescission is sought. Any waiver of any of the provisions of this Agreement shall not be effective unless made in a writing signed by the party against whom the enforcement of any such waiver is sought. A waiver given in any case shall only apply with respect to that particular act or omission, and shall not be effective as to any further acts or omissions, regardless of whether they be of the same or similar nature.

3.	Governing Law. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts or choice of law provisions thereof.

4.	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, understandings, covenants, arrangements or communications, whether oral or written, by any party hereto or by any related or unrelated third party.

5.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

6.	Acknowledgment of Representation. This Agreement has been drafted by counsel for Expedition Leasing and the Company. By its execution of this Agreement, MIS acknowledges that it has been advised that a conflict of interest may exist between its interests and those of Expedition Leasing and the Company and further acknowledges that it has been urged and has had the opportunity to seek the advice of independent legal counsel in connection with this Agreement.

7.	Further Assurances. Each party hereto covenants and agrees to execute any and all further agreements, certificates, documents, pleadings and instruments, and to take all further action which may be required under applicable law or which otherwise may be appropriate, in order to effectuate the transactions contemplated by this Agreement.

8.	Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part or affect in any way the meaning or interpretation of this Agreement.

9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. This Agreement shall be binding upon the execution and delivery by facsimile by all parties to this Agreement as if the same were manually executed and delivered by such parties. The parties agree to promptly deliver to each other original executed counterparts of this Agreement.

WHEREFORE, the undersigned executed this Agreement as of the date set forth above.

EXPEDITION LEASING, INC.

By:	/s/ Jerry Keller
Jerry Keller, President

EXPEDITION HOLDINGS, INC.

By:	/s/ Jerry Keller
Jerry Keller, President

TOTAL M.I.S., INC.

By:	/s/ Edwin A. McGusty
Edwin A. McGusty, President

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